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MEDICORE, INC. AND SUBSIDIARIES
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)





                                                         THREE MONTHS ENDED        SIX MONTH ENDED
                                                              JUNE 30,                 JUNE 30,
                                                         1996        1995         1996          1995
                                                      ----------  ----------  -----------  --------------
PRIMARY
Weighted average shares outstanding                    5,456,171   5,454,940    5,456,555       5,454,940
Net effect of dilutive stock options-based on the
  modified treasury stock method using average
  market price                                           664,948     287,222      671,936         275,761
                                                      ----------  ----------  -----------  --------------
                                                       6,121,119   5,742,162    6,128,491       5,730,701
                                                      ==========  ==========  ===========  ==============
Net income                                            $1,281,326  $  488,342  $ 2,006,579  $      949,266
                                                      ==========  ==========  ===========  ==============
Net income per share                                  $      .21  $      .09  $       .33  $          .17
                                                      ==========  ==========  ===========  ==============

Note: Fully diluted earnings per share has not been presented for 1996 or 1995 as it is not dilutive.